EXHIBIT 10.8(1)
                                 ---------------

                              AMENDED AND RESTATED
                                LICENSE AGREEMENT


         THIS AMENDED AND RESTATED LICENSE AGREEMENT ("Agreement") is made and entered into as of the 5th day of August, 1999, by and between UNIQUE RESTAURANT CONCEPTS, INC., a Florida corporation ("Licensor"), and MAX'S BEACH GRILL, LTD., a Florida limited partnership ("Licensee").

                                   WITNESSETH:

         WHEREAS, Licensor and Licensee heretofore entered into that certain License Agreement dated December 30, 1997 ("Original License Agreement") and now desire to amend and restate the terms and conditions of their license arrangement; and

         WHEREAS, Licensor is the owner, originator and creator of a restaurant concept known as "Max's Grille" (the "Restaurant"), which Restaurant utilizes certain products, recipes, services, procedures, standards, techniques, trade dress and other proprietary information (collectively, the "System"); and

         WHEREAS, Licensor is the sole and exclusive owner of all proprietary and other property rights and interests in and to the service mark, trade name and logo: "Max's Grille," including all derivations thereof (the "Name"); and

         WHEREAS, it is understood by the parties that Licensor operates Restaurants in Florida, and may itself establish additional Restaurants and that the success of Licensor's System will depend largely upon the acceptance and confidence of the public in the quality and standards of all of Licensor's establishments; and

         WHEREAS, it is also understood by the parties that each Restaurant will be dependent on each of the others to establish and maintain the good will necessary for a successful operation, and therefore it is of benefit to, as well as an obligation of, each licensee to conform strictly to the terms and conditions of their respective license agreements, all of which are essential for such purposes; and Licensor must demand and receive rigid compliance and the maintenance of high, uniform standards of operation in order to insure the mutual success of all licensees; and

         WHEREAS, Licensee is desirous of retaining a license to use the Name and the System in the operation of a Restaurant at the location hereinafter identified;

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         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other valuable consideration, the receipt of which is hereby acknowledged, it is understood and agreed between the parties hereto as follows:


                                    ARTICLE I
                                GRANT OF LICENSE

         1.1 The recitals set forth above are hereby incorporated herein by reference. The Original License Agreement is hereby superseded, in its entirety, by this Agreement.

         1.2 Licensor hereby grants to Licensee a non-exclusive license to use the Name and the System in the operation of a Restaurant located in the space in which it is presently located at Beach Place, Fort Lauderdale, Florida ("Licensed Business").

         1.3 During the "Term" (as hereinafter defined), Licensor shall not, within an eight (8) mile radius of the Licensed Business, directly or indirectly, own, manage, invest in or acquire any economic stake or interest, or otherwise engage or participate in any manner whatsoever, including, without limitation, as a partner, shareholder, investor, manager, owner, agent, lender, borrower, guarantor, broker, independent contractor, consultant, advisor or otherwise, in any business operating under the Name or the System.

         1.4 Licensor covenants and agrees that during the Term, it shall not in any manner, directly or indirectly, as partner, shareholder, investor, manager, owner, agent, lender, borrower, guarantor, broker, independent contractor, consultant, advisor or otherwise, interfere with the business of Licensee by soliciting, hiring, inducing, attempting to solicit or induce, by combining or conspiring with, or attempting to do so, or in any other manner influencing any individuals that are then current employees of Licensee to terminate his or her position or relationship in order to become an employee for Licensor or its affiliates. For purposes of the foregoing, Licensor shall not be in violation if Licensor or its affiliates hire or otherwise engage any person who has not been employed by Licensee for a period of sixty (60) days prior to such hiring or engagement.

         1.5 Licensee covenants and agrees that during the Term, it shall not in any manner, directly or indirectly, as partner, shareholder, investor, manager, owner, agent, lender, borrower, guarantor, broker, independent contractor, consultant, advisor or otherwise, interfere with the business of Licensor or its affiliates by soliciting, inducing, attempting to solicit or induce, by combining or conspiring with, or attempting to do so, or in any other manner influencing any individuals that are then current employees of Licensor or its affiliates to terminate his or her position or relationship in order to become an employee of Licensee or its affiliates. For purposes of the foregoing, Licensee shall not be in violation if Licensee or its affiliates hire or otherwise engage any person who has not been employed by Licensor or its affiliates for a period of sixty (60) days prior to such hiring or engagement.


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         1.6      Licensor and Licensee acknowledge, understand and agree that:

                  (a) The agreements and covenants each of Licensor and Licensee in Sections 1.3, 1.4 and 1.5 are reasonable and necessary for the protection of each of such party's legitimate interests and the transactions contemplated by this Agreement;

                  (b) Licensee will be irreparably damaged and its substantial investments in the license granted by this Agreement will be materially impaired if Licensor were to enter into any activity competing with the business of Licensee in violation of the terms of this Agreement;

                  (c) Each of Licensor and Licensee will be irreparably damaged if either were to solicit the other's employees in violation of the terms of this Agreement;

                  (d) The scope and length of the non-compete and non-solicitation provisions of this Agreement and the geographical restrictions contained herein are fair and reasonable and not the result of over reaching, duress or coercion of any kind;

                  (e) The full, uninhibited and faithful observance of each of the agreements and covenants contained in Sections 1.3, 1.4 and 1.5 by each of Licensor and Licensee, as applicable, will not cause the other party any undue hardship, financial or otherwise; and

                  (f) Enforcement of each of the covenants contained in Sections 1.3, 1.4 and 1.5 will not impair Licensor's ability, if it so desires, to engage in the restaurant business outside of the geographical restrictions of this Agreement on terms fully acceptable to it.


                                   ARTICLE II
                                 TERM OF LICENSE

         2.1 The term of this Agreement ("Term") shall commence on the date hereof and terminate upon thirty (30) days written notice or as hereafter provided.

         2.2 The Term and the License granted hereto shall expire upon the occurrence of any of the following events:

                  If Licensee shall dissolve, be adjudicated a bankrupt, becomes insolvent, or if a receiver or custodian (permanent or temporary) of its property or any part thereof is appointed by a court of competent authority; if it makes a general assignment for the benefit of creditors; if a final judgment remains unsatisfied of record for thirty (30) days or longer (unless a supersedeas bond is filed) or if execution is levied against Licensee's business or property, or a suit to foreclose any lien or mortgage against the Licensed Business is instituted against Licensee and not dismissed within thirty (30) days; if the Licensed Business ceases operations, which cessation shall be conclusively deemed to have occurred

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if the Licensed Business fails to be open for business for ten (10) consecutive business days during which all other businesses in the retail complex in which the Licensed Business is located are open for business; provided, however, that in the event the Licensed Business must temporarily suspend operations in order to undertake emergency repairs or substantial improvements thereto, same shall not be violation hereof provided that the Licensee has provided advance written notice to Licensor of its intent to temporarily close the Licensed Business for such purposes and the Licensor consents thereto, which consent shall not be unreasonably withheld or delayed.


                                   ARTICLE III
                                   LICENSE FEE

         3.1 In consideration for the grant of this license and the rights to use the Name and the System, Licensee shall pay to Licensor a license fee (the "License Fee") based on a percentage of Gross Revenue of the Licensed Business. For purposes of this Agreement, the term "Gross Revenue" shall mean all revenues actually received by Licensee from the operation of the Licensed Business from whatever source as determined by generally accepted accounting principles, including, without limitation, all departments, services and operations, sales by sub-tenants or concessionaires, telephone revenue (less service and toll charges payable to third party providers), valet parking and sales and services in, about and originating from the Licensed Business (excluding only: interest income; proceeds from the sale of used equipment, furniture and other capital assets; loan proceeds, capital contributions, condemnation proceeds that are attributed to property and not lost revenue or income, insurance proceeds that are attributed to property and not lost revenue or income and such other credits, allowances and refunds as are customary in the restaurant industry and treated as reductions in gross revenue under generally accepted accounting principles, service charges paid by customers to the extent paid to employees of the Licensed Business as tips and gratuities, the amount of any sales, user excise taxes, taxes on rent and other similar taxes).

         3.2 The License Fee for the Term shall be an amount equal to .75% of Gross Revenue for the first nine (9) months of the Term and 1.00% of Gross Revenue for the balance of the Term..

         3.3 Licensee shall pay the License Fee to Licensor quarterly, in arrears, within 15 days after the end of each calendar quarter, commencing with the quarter ending September 30, 1999. The License Fee payable for the quarter ending September 30, 1999 and any quarter during which the Term ends, if less than a full quarter, shall be prorated. The License Fee due with respect any period immediately prior to expiration of the Term shall be due and payable within 15 days of the date of expiration. Payment shall be made by wire transfer of immediately available funds to an account specified by Licensor. Contemporaneously with payment of the License Fee, Licensee shall deliver to Licensor a

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detailed statement, signed by an authorized officer of Licensee, setting forth the amount of the Gross Revenue for the applicable period and the calculation of the License Fee.

         3.4 Licensee agrees that Licensor, its attorneys and accountants shall have the right to examine, copy and audit the books and records of Licensee relating to the Licensed Business at any time upon reasonable prior written notice and during regular business hours in order to verify Gross Revenue. In the event that within ten (10) days of such notice the parties can not agree upon the amount of the License Fee in dispute, they shall, within three (3) days thereafter, select a firm of independent certified public accountants that does not represent either party who shall determine the amount of the License Fee due to Licensor in accordance with this Agreement. In the event that Licensor and Licensee have not agreed upon a firm of accountants within such three (3) day period, the dispute may thereafter be submitted by either party for resolution by arbitration by three arbitrators under the auspices of the American Arbitration Association in Broward County, Florida, which arbitration shall be conducted in accordance with the laws of the State of Florida and the commercial arbitration rules of the American Arbitration Association. The agreed upon accountant or arbitrator(s) (either, the "Arbitrator") shall be requested by Licensor and Licensee to render a decision within thirty (30) days following selection of the Arbitrator and the determination of the Arbitrator shall be final and binding upon Licensor and Licensee. In the event Licensee is determined to owe additional License Fees to Licensor, the Arbitrator shall require the payment of interest at the statutory rate from the date such additional License Fees were due and payable until the date actually paid, which payment of License Fees and interest must be made by the Licensee no later than three (3) business days following the determination of the Arbitrator. In addition, if it is determined that the Licensee underpaid the License Fee with respect to any license fee payment period by an amount equal to or greater than two percent (2%), then Licensee shall be obligated to reimburse Licensor for the costs and expenses of the Arbitrator and the attorneys or accountants that initially examined the books and records of Licensee with respect to such quarter on behalf of Licensor; otherwise, the fees and expenses of the Licensor's audit and the Arbitrator shall be borne by Licensor.


                                   ARTICLE IV
                          RESTAURANT PREMISES AND NAME

         4.1 The Licensed Business was constructed by Licensee in accordance with general plans, specifications and designs approved in writing by Licensor. The leasehold improvements, furnishings, fixtures, equipment, bar, interior layout and design, tableware, menus, accessories and all other tangible assets located in the Licensed Business and used in the operation thereof are acceptable to Licensor as exists as of the date hereof. Licensee shall not make any material changes or alterations or replacements to the premises except as otherwise approved, in writing, by Licensor and Licensor shall not unreasonably withhold consent, if such modification is consistent with the System and an upscale restaurant.

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         4.2 Licensee disclaims any right or interest in the creation or development of the Name or any other of Licensor's service marks and trade names used in connection with a Restaurant and to the good-will derived therefrom and acknowledges that Licensor has the sole right to use the Name, such service marks and trade marks. Licensee will use the Name, such service marks and/or trade names only in the manner and to the extent specifically permitted in this Agreement. All advertising, publicity, signs, decorations, furnishings, equipment or other matter employing in any way whatsoever the Name including, without limitation, the words "Max's Grille" or "Max's," shall be submitted to Licensor for its approval, which shall not be unreasonably withheld, prior to publication or use and shall bear a SM designation and, if requested by Licensor, a phrase acknowledging Licensor's ownership thereof.

         4.3 Licensee shall not in any way do anything to infringe upon, harm or contest the rights of Licensor in the Name or incorporate the Name in its firm name or corporate name without having obtained the prior written approval of Licensor.

         4.4 In the event Licensee learns of any claim or infringement of the Name licensed hereunder, or any claim of unfair competition or other challenge to Licensee's right to use the System or any service mark or trade name licensed hereunder (collectively, "Infringement"), Licensee shall promptly notify Licensor. Licensor shall defend, indemnify and hold Licensee harmless from any and all Infringement claims, demands, causes of action, damages, costs and expenses whatsoever (including, but not limited to, reasonable attorneys' fees) arising from or out of Licensee's use of the Name or System. Licensor shall have the sole and exclusive right, in its reasonable discretion, at its own cost and expense and for its own use and benefit, to institute suit or take such other action as it may deem proper to restrain any such infringement and defend any other such claim. In the event Licensor reasonably determines not to restrain any such infringement or not to commence or thereafter not to prosecute any suit, Licensee shall not have the right to commence any such proceeding. Each of the parties hereto shall be entitled to be represented in any proceeding relating to the matters covered by this section in which the other party is involved, at its own cost and expense. Each party hereto shall fully cooperate with the other in any such proceeding, provided that it is reimbursed for its costs and expenses for doing so, not including counsel fees, if any.

         4.5 Licensee agrees not to contest, directly or indirectly, Licensor's rights or interest in and to the service marks, trade names, trade secrets, methods, procedure and advertising techniques which are part of Licensor's business. Licensee, moreover, will not contest, directly or indirectly, Licensor's rights to use or license others to use such service marks, trade names, trade secrets, methods, procedures and techniques outside the territory reserved to Licensee. Licensee acknowledges that the recipes, products, proprietary formulations, technology, know-how and operation of the Licensed Business is derived from information disclosed by Licensor to Licensee and that such information is proprietary and confidential and constitutes a trade secret of Licensor. Licensee shall take all action necessary to, and shall, at all times, treat all such confidential information as confidential,

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and shall maintain such information as secret, divulging the same only to such of its employees as must have access to such confidential information in order to properly operate the Licensed Business. Upon termination hereof for any reason whatsoever all of Licensee's rights to use such information shall cease.

         4.6 Licensee covenants and agrees, as a material inducement to Licensor granting the license hereunder to Licensee, as follows:

                  (a) Within fifteen (15) days following the date hereof, Licensee shall notify, in writing, each vendor that provides goods or services to the Licensed Business as of the date hereof, and each new vendor within fifteen (15) days after selection, that the Licensed Business is not owned by Licensor or any party affiliated with Licensor, but operates only pursuant to a license, and that such vendor shall have no recourse to Licensor or any of its affiliates with respect to any business transactions engaged in between such vendor and the Licensed Business;

                  (b) Within five (5) days following the date hereof, Licensee shall notify each employee of the Licensed Business that the Licensed Business is not owned by Licensor or any affiliate of Licensor, but operates pursuant to a license from Licensor, and that such employees' payroll and other benefits shall be payable solely by the Licensed Business, and not by Licensor or any affiliate of Licensor;

                  (c) Licensee shall cause Licensor and Unique Restaurant Concepts, Ltd., and their respective successors and assigns, to be named as additional insured parties on the comprehensive liability insurance coverage obtained by Licensee for the Licensed Business and shall deliver to Licensor, within thirty (30) days of the date hereof and within thirty (30) days following renewal of each such policy, a certificate of the insurer reflecting such endorsement in favor of the aforedescribed parties.

                  (d) Licensee hereby agrees to indemnify and hold Licensor and its affiliates and their respective shareholders, officers and directors (collectively, the "Indemnified Parties") harmless from any loss, liability, claim, damage (including incidental, special and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' and paralegal fees) arising, directly or indirectly, from a breach by Licensee of its obligations under this Agreement or from Licensee's ownership and operation of the Licensed Business from and after the date hereof. For purposes of this provision, a "Third Party Claim" shall mean any threatened or actual claim or investigation, or the commencement of any proceeding made other than by Licensor based upon an assertion which, if true, would entitle Licensor or any other Indemnified Party to obtain indemnification from Licensee under this Section 4.6(d). Promptly after receipt by an Indemnified Party of notice of commencement of any Third Party Claim against it, such Indemnified Party will, if a claim is to be made against Licensee, give prompt notice to Licensee of such Third Party Claim, but the failure to give such notice shall not relieve Licensee of any liability that it may have to an Indemnified Party, except to the extent that

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the Licensee is actually prejudiced by the failure or delay in giving such notice. Upon receipt of notice of a Third Party Claim, Licensee shall assume the defense of such Third Party Claim at its own expense and with counsel reasonably satisfactory to the Indemnified Party provided, however, that Licensee shall not have the right to assume the defense if it is also a party to the Third Party Claim and joint representation would be inappropriate based upon potential conflicts between Licensee and Licensor with respect to same or Licensee is unable to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to same. If the Indemnified Party assumes defense of a Third Party Claim, same shall be at the expense of Licensee. If Licensee assumes defense of the Third Party Claim, any Indemnified Party may, at its own expense, participate in the defense thereof and employ its own counsel for such purpose. If Licensee assumes defense of a Third Party Claim, no compromise or settlement of such claim may be effected by Licensee without prior consent of the Indemnified Party unless there is no finding or admission of any wrongdoing by Indemnified Party, the sole relief against the Indemnified Party is monetary damages that are paid in full by Licensee and the Indemnified Party receives and unconditional release of such Third Party Claim. If notice is given to Licensee of a Third Party Claim and Licensee does not, within ten (10) days after notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, Licensee will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party. Any other claim for indemnification under this Section 4.6(d) for any matter not involving a Third Party Claim may be asserted by notice to Licensee.


                                    ARTICLE V
                             COMPLIANCE WITH SYSTEM

         5.1 Licensee agrees to diligently operate the Licensed Business in strict compliance with the System and to abide by all recommendations of Licensor relating to, and changes in, said System.

         5.2 Licensee recognizes and acknowledges that the System includes, without limitation, specified food and beverage items which may be served, and no others, recipes relating to same, menu design and layout, kitchen operating procedures, order taking procedures, server training, techniques and uniforms, use and display of the Name in specified places and such other procedures, techniques and systems as required to create and maintain an upscale but casual decor and atmosphere in each of the Restaurants. Licensee agrees to diligently operate the Licensed Business in strict compliance with the System, as same may be modified by Licensor, from time to time, and to abide by all recommendations of Licensor relating to, and changes in, said System. Licensee agrees that, without the prior written consent of Licensor in each instance, it shall not modify or alter any aspect of the System now in effect, including, without limitation, by failing to strictly follow recipes, by changing the uniforms worn by servers, by adding entertainment (except soft background music) or otherwise modifying the atmosphere of the Licensed Business. In the event that

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Licensee desires to make any modification whatsoever to the System, it shall present its request to Licensor in writing and Licensor shall not unreasonably withhold its consent, if such modification is consistent with the System and an upscale restaurant.

         5.3 Licensor shall promptly furnish to Licensee any new menus, recipes, procedures, or other System modifications or additions developed by Licensor or used by any Restaurant not licensed to Licensee or its affiliates or successors and assigns. Licensor shall cause Dennis Max to consult monthly at a meeting with Licensee at the Restaurant. A representative of Licensor shall train the chef of the Licensed Business with respect to any new menu items. The representative of Licensor shall be John Belleme, as long as he serves as the Senior Chef for the Restaurants, or any successor to that position. All training will take place at the Mizner Park Restaurant. Licensor agrees that its failure to comply with this Section 5.3 shall cause irreparable harm to Licensee and that the damages suffered by Licensee in such event are impossible to ascertain. Accordingly, Licensor agrees that for each day following the tenth (10th) day after written notice from Licensee that Licensor is not in full compliance with the provisions of Section 5.3, it shall pay Licensee $1,000 as liquidated damages and not as a penalty, and such amount shall be due and payable by Licensor daily.

         5.4 In order to monitor Licensee's compliance with the covenants contained in this Article V and elsewhere in this Agreement, Licensee agrees that during hours of operation of the Licensed Business, Licensor shall have the right to inspect the premises, including the kitchen, and to interview employees and independent contractors of the Licensed Business. In furtherance thereof, Licensee agrees that once each month during the Term, two (2) persons designated by Licensor may each (at the same time) order for their own consumption on the premises, food and beverages at the Licensed Business without charge, but not to exceed $150 per month including server gratuities.


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                                   ARTICLE VI
                              COVENANTS OF LICENSEE


         6.1 Licensee further agrees as follows:

                  (a) To maintain a high moral standard and atmosphere at Licensee's Restaurant; to train and supervise its employees in compliance with all local and state health code and food preparation laws; to properly and in a sanitary manner prepare all food and beverages and to serve the same in a wholesome, appetizing and efficient manner; to maintain the Licensed Business in a clean, safe and orderly manner; to provide efficient, courteous and high quality service to the public, to the end that the Licensed Business shall help to create and build good will among the public for Max's Grille restaurants as a whole, and so that Licensor, Licensee, and each member of said System shall be benefited, and the public assured uniform, efficient, courteous, high quality service on a standardized national basis.

                  (b) To advertise, sell or offer for sale only those items which are sold by Licensor in its company-owned Restaurants or approved by Licensor in writing prior to offering the same for sale.

                  (c) Not to carry on or conduct or permit others to carry on or conduct any other business activity or operation from the approved premises other than the operation of the Licensed Business.


                                   ARTICLE VII
                                   ASSIGNMENT

         7.1 Licensee shall neither sell, assign, transfer or encumber this Agreement or any rights or interests therein or thereunder, or offer or permit any such sale, assignment, transfer or encumbrance to occur by operation of law or otherwise, without the prior written consent of Licensor in each instance, provided, however, that Licensor's consent shall not be unreasonably withheld if the proposed assignee has proven ability to operate a restaurant of similar caliber as the Licensed Business. For purposes hereof, the term "Assignment" shall include a sale or transfer, whether in a single transaction or in a series of transactions, of more than 50% ownership interest in Licensee or a transfer of control of the corporate general partner of Licensee. Licensee is authorized to assign this Agreement to Sforza Enterprises, Inc. ("Sforza") and, subject to Sforza's guarantee of Licensee's obligations hereunder, to any entity controlled by Sforza. A change in Shareholders of Sforza (or any successor publicly-traded controlling person of Licensee) shall not be deemed an assignment.


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                                  ARTICLE VIII
                                   TERMINATION

         8.1 Upon termination of this Agreement, Licensee's right to use in any manner the Name or any other of Licensor's marks used by Licensee (or insignia or slogan used in connection therewith), or any confusingly similar trademark, service mark, trade name or insignia shall terminate forthwith. Licensee shall not thereafter directly or indirectly identify itself in any manner as a Max's Grille or publicly identify itself as a former Max's Grille or use any of Licensor's trade secrets, signs, symbols, devices, recipes, formulas or other materials constituting part of the System.

         8.2 Upon the termination of this Agreement, the Licensee shall immediately discontinue the use of all service marks, trade names, signs, structures, and forms of advertising indicative of Max's Grille, its symbols, service marks or its menu items; and, so far as the Licensee may lawfully do so, shall make or cause to be made such removals of or changes in signs, buildings and structures as the Licensor shall reasonably direct so as to eliminate the names "Max's Grille" from the premises.

         8.3 Licensee shall fully comply with the obligations imposed on it by Sections 8.1 and 8.2 hereof no later than ten (10) days following termination of this Agreement provided Licensee pays the License Fee for such ten (10) day period. Licensee agrees that its failure to do so shall cause irreparable harm to Licensor and that the damages suffered by Licensor in such event are impossible to ascertain. Accordingly, Licensee agrees that for each day following the tenth (10th) day after termination of this Agreement that it is not in full compliance with the provisions of Sections 8.1 and 8.2, it shall pay Licensor a license fee of $1,000 for Licensee's continued use of any part of the Name and the System in violation of this Agreement. Licensee acknowledges that such violation shall cause irreparable harm to Licensor and the damages suffered by Licensor in such event are impossible to ascertain and, accordingly the $1,000 per day license fee is payable to Licensor as liquidated damages, and not as a penalty, and is due and payable to Licensor daily.


                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Entire Agreement. The privileges herein granted to Licensee contemplate the operation of a Restaurant at the licensed location and the rights herein granted shall not be applied or extended, directly or indirectly, to any other business or enterprise without the express consent in writing of Licensor. This Agreement contains the entire agreement of the parties with respect to the license of the Name, other service marks and System and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No failure of Licensor to exercise any power given it hereunder or to insist upon strict compliance by Licensee of any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof shall

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constitute a waiver of Licensor's right to demand exact compliance with the terms hereof. Waiver by the Licensor of any particular default by the Licensee shall not affect or impair the Licensor's rights in respect of any subsequent default of the same or of a different nature, nor shall any default or omission of the Licensor to exercise any rights arising from such defaults affect or impair the Licensor's rights as to such default or any subsequent default.

         9.2 Force Majeure. Neither Licensor nor Licensee shall be liable to perform any of its obligations under this Agreement if such failure to perform is due to strikes, lockouts, stoppages, accidents, transportation delays, war, government regulations or act of God or other cause beyond the reasonable control of Licensor or Licensee and the happening of any such cause of delays shall extend the time of performance by the time occasioned by any such cause of delay.

         9.3 Severability. If any covenant or other provision of this Agreement is invalid, or incapable of being enforced, by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

         9.4 Compliance with Laws. Licensee shall conduct its business and maintain the Restaurant in strict compliance with all applicable laws, ordinances, regulations, and other requirements of any federal, state, county, municipal, or other consent for the operation of its business.

         9.5 Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which endorsement of the change, waiver, discharge or termination is sought.

         9.6 Binding Effect. This Agreement shall be binding upon the parties, their permitted successors and assigns.

         9.7 Governing Law. This License Agreement shall be governed by the laws of the State of Florida.

         9.8 Litigation. If any party hereto engages in litigation against the other party hereto, either as plaintiff or as defendant, in order to enforce or defend any of its rights under this Agreement, and such litigation results in a final judgment in favor of such party ("Prevailing Party"), then the party against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred by the Prevailing Party in so enforcing or defending its rights hereunder, including, but not limited to, all attorneys' fees and court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.


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

         9.9 Notices. Any notice required or permitted to be delivered to either party under the provisions of this Agreement shall be deemed delivered, whether actually received or not, when deposited in a United States Postal Service Depository, postage prepaid, registered or certified, return receipt requested, and addressed to the party at the address set forth below, or such other address as shall be specified by written notice delivered to the other party:

         If to Licensor:          Unique Restaurant Concepts, Inc.
                                  1515 South Federal Highway, Suite 211
                                  Boca Raton, Florida 33432
                                  Attention:  Dennis Max, President

         With a copy to:          Ruden, McClosky, Smith,
                                  Schuster & Russell, P.A.
                                  P.O. Box 1900
                                  Fort Lauderdale, Florida  33301
                                  Attention:  Michael H. Krul, Esq.

         If to Licensee:          Max's Beach Grill,, Ltd.
                                  c/o Sforza Enterprises, Inc.
                                  330 Clematis Street, Suite 211
                                  West Palm Beach, Florida 33401
                                  Attention:  Gerald J. Visconti, Jr.

         With a copy to:          Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
                                  777 S. Flagler Drive, Suite 500 East
                                  West Palm Beach, Florida 33401
                                  Attention:  Steven J. Serling, Esq.

All notices, demands and requests shall be effective upon being deposited in the United States mail. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof or the date of actual receipt in the case of delivery by other means. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request when sent.

         9.10 Counterparts. This Agreement may be execute in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

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

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated License Agreement as of the date and year first above written.

                                      UNIQUE RESTAURANT CONCEPTS,
                                      INC., a Florida corporation



                                      By: /s/ Dennis Max
                                         ------------------------------
                                         Dennis Max, President

                                      MAX'S BEACH GRILL, LTD.

                                      By: Max's Beach Grill, Inc., a Florida
                                          corporation, as General Partner



                                      By: /s/ Gerald J. Visconti, Jr.
                                         -----------------------------------
                                          Gerald J. Visconti, Jr., President


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